EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Amendment No. 4 to Form S-1 of our report dated March 18, 2008 (April 21, 2008 as to the third paragraph of Note 1 and March 26, 2008 as to the third paragraph of Note 11) relating to the consolidated financial statements of Digital Domain and subsidiaries as of and for the year ended December 31, 2007 and for the period from May 13, 2006 to December 31, 2006 (Successor) and for the period from January 1, 2006 to May 12, 2006 (Predecessor) (which expresses an unqualified opinion and includes an explanatory paragraph referring to a change in the accounting for share-based payments and income taxes) appearing in the prospectus, which is part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP
Los Angeles, California
April 21, 2008